                                                                    Exhibit 10.3

                        EXCLUSIVE DISTRIBUTION AGREEMENT

      This Exclusive Distribution Agreement ("AGREEMENT") is made as of 12:01 A.M., April 1, 2004 (the "EFFECTIVE DATE"), between Adams Laboratories, a Texas corporation, having its principal place of business at 14801 Sovereign Road, Fort Worth, TX 76145 ("CLIENT"), and Cardinal Health PTS, LLC, a Delaware limited liability company, by and through its Specialty Pharmaceutical Services group with offices at 15 Ingram Boulevard, Suite 100, LaVergne, TN 37086 ("CARDINAL HEALTH").

      A. Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States, the District of Columbia and Puerto Rico (the "TERRITORY").

      B. Cardinal Health is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing Information Systems and other services that support its customers' use of its distribution capabilities.

      C. Client desires to engage Cardinal Health as its exclusive distribution agent for commercial sales of products referred to in Exhibit A in all formulations (collectively, the "PRODUCT"), and such other pharmaceutical products agreed to by the parties in the Territory and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement. However, during the first six (6) months following the Effective Date of this Agreement, Client shall have the right to transfer the return goods processing to another party.

      THEREFORE, in consideration of the mutual conditions and covenants set forth herein, Cardinal Health and Client (collectively referred to as "PARTY" or "PARTIES") agree as follows:

      1. APPOINTMENT/AUTHORIZATION.

      1.1 Upon the terms and conditions set forth in this Agreement, Client appoints Cardinal Health as its exclusive distribution agent of Product in the Territory to Client's customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies and other health care providers in the Territory (collectively, "CUSTOMERS").

      1.2 Subject to the terms and conditions set forth in this Agreement, Cardinal Health accepts the appointment to represent Client as its authorized exclusive distribution agent of Product to Customers in the Territory.

      1.3 Right of First Refusal.

            (a) Client shall provide Cardinal Health with a right of first negotiation and refusal with respect to the distribution of new pharmaceutical products acquired or promoted by Client in the Territory after the Effective Date. Client shall grant Cardinal Health an exclusive right of negotiation with respect to the distribution of such new product for a period of thirty (30) days after Client's notice to Cardinal Health that such new product will be available for distribution. If the parties have not reached an agreement with respect to the distribution of the new product within thirty (30) days from the date of Client's notice, and entered into a definitive agreement within thirty (30) days thereafter, or if Cardinal Health notifies Client in writing at any point during such negotiation period that it is not interested or unable to distribute such new product(s), then Client shall have no further obligation with respect to that new product under this Section 1.3.

            (b) Notwithstanding the foregoing, if the Parties negotiate in good faith but are unable to reach an agreement with respect to terms regarding the distribution of the new product, then after the expiration of the period identified above, and provided that Client enters into negotiations with a third party to provide such services, Client shall present to Cardinal Health a definitive letter of intent or bona fide offer from another source to provide such services, and a copy of such terms, assumptions and conditions (a "COMPETING OFFER") and Cardinal Health shall be provided the opportunity, for a period of not less than twenty (20) days after receipt of such notice and documentation of such Competing Offer, to meet the Competing Offer on substantially similar terms. If Cardinal Health substantially meets the Competing Offer, then Client shall enter into a definitive agreement upon such terms and conditions. If Cardinal Health does not substantially meet the Competing Offer, then Client may obtain such services from the third party in accordance with the terms of the Competing Offer.

      2. SERVICES.

      2.1 Cardinal Health shall provide the services set forth in the preliminary Operating Guidelines, which include, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support ("SERVICES"). A copy of the Operating Guidelines is attached hereto as EXHIBIT B and incorporated by reference. It being understood that the Parties will agree upon mutually acceptable final Operating Guidelines and any adjustments to Fees related to changes in the Operating Guidelines within thirty
(30) days after the effective date of this Agreement and such final Operating Guidelines shall be inserted as Exhibit B in lieu of the current Exhibit B.

      2.2 The Operating Guidelines may be amended from time to time upon the mutual written agreement of the Parties; provided, however, that any change, modification or amendment to the Operating Guidelines may result in an increase in the fees charged by Cardinal Health in Section 5.

      2.3 Cardinal Health's services shall comply with the Operating Guidelines, provided Client's shipments of Product to Cardinal Health do not exceed its Forecast (as hereinafter defined) by more than twenty-five percent (25%).

      2.4 All Product Returns shall be processed and handled by Cardinal Health in accordance with the Operating Guidelines; and, any customization or additional return services requested by Client shall be performed at an additional fee as agreed by the Parties.

      2.5 Client is solely responsible for all Product recalls. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, Cardinal Health shall provide assistance to Client as set forth in the Operating Guidelines, provided that Client shall pay to Cardinal Health an amount equal to Cardinal Health's reasonable actual costs incurred with any such recall services. Such cost shall be in addition to the Service Fees described in
Section 5 below.

      3. PRODUCT SUPPLY/CLIENT RESPONSIBILITIES.

      3.1 Client shall deliver Product for the first twelve months of this Agreement, exclusively to Cardinal Health's facility at 800 Industrial Blvd., Suite 100, Grapevine, TX 76051 ("Grapevine Facility"). After the first twelve months of this Agreement, Client may upon a minimum of thirty (30) days notice to Cardinal Health deliver mutually agreeable quantities of Product to Cardinal Health's facility at 15 Ingram Blvd., Suite 100, LaVergne, TN 37086 ("LaVergne Facility"). Whichever or both of the Grapevine Facility and/or LaVergne Facility are receiving Product shall be the "Facility" under this Agreement.

      3.2 Client shall be responsible for delivery of Product to the Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the Facility. Client shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage ("LOSS") as further set forth in Section 15 below. Except for Loss resulting solely from the gross negligence or willful misconduct of Cardinal Health, Client shall bear all risk of loss or damage with respect to the Product stored or warehoused at the Facility.*

      3.3 Client shall provide Cardinal Health with a forecast of the volume of Product to be handled by Cardinal Health under this Agreement, not less often than semi-annually ("FORECAST"). Upon execution of this Agreement, Client shall deliver to Cardinal Health a customer list, which sets forth the Product prices (the "CUSTOMER PRICE LIST"). Client shall notify Cardinal Health of any change in the Customer Price List not less than forty-eight (48) hours prior to the effective date of any such change. Cardinal Health shall use commercially reasonably efforts to implement such price change in accordance with Client's instruction. Notwithstanding the foregoing, Client shall provide the initial Forecast no later than thirty (30) days after the Effective Date of this Agreement.

      3.4 Cardinal Health shall visually inspect each shipment of Product for external damage or loss in transit and notify Client of any such damage or loss within a commercially reasonable period of time following discovery.

      4. INFORMATION SYSTEM ACCESS.

      4.1 During the term of this Agreement and subject to the terms herein, Client may use password(s) and identification number(s) provided by Cardinal Health to remotely access Client's data maintained on Cardinal Health's web enabled Operating System Base and certain support services associated therewith, as further set forth in the Operating Guidelines (collectively, the "SYSTEM") provided that such access is used solely by Client's employees and for Client's own internal business purposes. Client shall use that access solely to access Client's data and shall not access or attempt to access any other data, systems or software. Client shall be responsible for all use of the passwords and identification elements and shall ensure that they are used solely to effect the limited access authorized herein. The limited license to access the System granted herein does not include the right to copy, download or otherwise use any software or non-Client data maintained on the System.

      4.2 The System shall be made available to Client at the fees set forth in the Fee Schedule. If Cardinal Health agrees to perform any custom enhancements to the System requested by Client, such customization services shall be billed separately based on an hourly rate set forth in the Fee Schedule (as defined in Section 5) and prior to such performance Cardinal Health shall notify Client of any related increase in the periodic fees hereunder relative to the ongoing support of the customizations.

---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

      4.3 During the term of this Agreement, Cardinal Health shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of Client's data resident on the System and establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions.

      4.4 Client shall not reverse engineer, reverse assemble, decompile, create derivative works, modify, or otherwise attempt to derive the source code of any software on the System or copy, download, modify, or create derivative works of such software. Also, Client shall not permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Cardinal Health.

      4.5 THE SYSTEM, THE SOFTWARE THEREON AND ANY RESULTS OBTAINED THEREFROM ARE PROVIDED ON AN "AS IS" BASIS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. CARDINAL HEALTH MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

      4.6 Cardinal Health shall use reasonable efforts to make the System available for access twenty-four (24) hours a day, seven (7) days a week absent scheduled and emergency maintenance periods.

      4.7 Notwithstanding anything to the contrary, in the event of Client's breach of any of Cardinal Health's security policies or of the confidentiality provisions in this Agreement, Cardinal Health may revoke or suspend any or all passwords and identification numbers provided to Client hereunder.

      5. FEES.

      5.1 As compensation for the Services, Client shall pay to Cardinal Health the fees (the "FEES") set forth on EXHIBIT C (the "FEE SCHEDULE").

      5.2 Cardinal Health shall issue an invoice to Client for the Services rendered under this Agreement or for any other amounts due on a monthly basis. Payment is due within twenty (20) days of the invoice date. If the Invoice is not paid within such twenty (20) day period, a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) shall be imposed until such amount is paid in full.

     5.3 The Fees shall be held firm for the first contract year. Thereafter, Cardinal Health shall adjust the price not more often than once per contract year by the * of (i) the increase in the Producer Price Index - All Commodities published by the United States Department of Labor, Bureau of Statistics, as amended from time to time ("Index") or * percent (*%) if the Index increase is less than * percent (*%), or (ii) * percent (*%). For purposes of sub-Section
(i), the base point shall be the index level on the first day of the contract year.

--------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

      5.4 Notwithstanding the terms set forth above in Section 5.3, if Cardinal Health can reasonably demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond Cardinal Health's reasonable control, then upon notice from Cardinal Health, the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees.

      6. TERM AND TERMINATION.

      6.1 The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (the "INITIAL TERM"), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least ninety (90) days prior to the end of the Initial Term, or such other term, in which case this Agreement shall terminate at the end of the then current term.

      6.2 This Agreement may be terminated:

            (a) by either Party upon one hundred eighty (180) days prior written notice to the other Party, provided that in the event Client terminates this Agreement, without cause, prior to the end of the Initial Term, such termination shall be effective only upon payment to Cardinal Health of seventy-five percent (75%) of remaining fixed Fees set forth on the Fee Schedule for the remainder of the Initial Term, it being understood that there be no additional damages for such termination, and provided that if Cardinal Health terminates this Agreement, without cause, prior to the end of the Initial Term, such termination shall only be effective upon payment to Client of an amount which is equal to One Hundred Twenty Thousand Dollars ($120,000) multiplied by a fraction with a numerator which is the number of months remaining in the Initial Term as to the effective date of termination and a denominator which is 36, it being understood that there be no additional damages for such termination. For example, if Cardinal Health terminated effective twenty-two months from the beginning of the Initial Term, then fourteen (14) months would be remaining in the Initial Term and the termination payment would be $120,000 multiplied by 14/36, or $46,666.67.

            (b) by either party upon the breach by the other Party of a material provision of this Agreement and that Party's failure to cure such breach within thirty (30) days following written notice thereof from the non-breaching Party, provided that, with respect to any failure to make any payment when due under this Agreement, such period to cure shall be reduced to fifteen (15) days; or

            (c) by either party immediately upon notice to the other Party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other Party or its assets, which in the event of an involuntary proceeding, is not dismissed within sixty (60) days, the general assignment for the benefit of creditors by such other Party, or the appointment of a receiver, trustee or liquidator by or for such other Party.

      6.3 Termination or expiration of this Agreement shall not relieve either Party from any liability or obligation that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement, all Product shall be returned to Client or a designee of Client, at Client's sole cost and expense unless the termination is a result of a breach by Cardinal Health in which case Cardinal Health will pay the Product return expenses. Sections 13 and 14 shall survive termination or expiration of this Agreement.

      7. AUDITS. No more than twice per calendar year, Client or its designee shall have the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon fifteen (15) business days prior written notice to Cardinal Health, to: (a) conduct a physical audit of such parts of the Facility that relate solely to Product stored and warehoused at the Facility under this Agreement; and (b) review and audit records that relate solely to the storage and distribution of the Product. Without limiting the foregoing, records review may include, at Client's option, a review of Product receiving, storage, picking, packing, shipping and related quality records and/or Client's Customer records including Customer orders and Customer accounts receivable. Cardinal Health and Client agree to participate in quarterly business reviews.

      8. COMPLIANCE WITH LAWS. Each Party shall conduct its activities in connection with this Agreement in compliance with all applicable laws, rules, regulations, and orders of governmental entities.

      9. REPRESENTATIONS AND WARRANTIES.

      9.1 Each Party represents and warrants to the other that:

            (a) it has full power and authority to enter into this Agreement and perform all obligations and conditions to be performed by it under this Agreement without any restriction by any other agreement or otherwise;

            (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of that Party; and

            (c) this Agreement constitutes the legal, valid and binding obligation of that Party.

      9.2 Client further represents and warrants to Cardinal Health that the
Product:

            (a) is and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations and orders of governmental entities relating to the manufacture, promotion, sale or distribution of the Product;

            (b) does not violate or infringe any patent, trademark, tradename or other interest of any person or entity.

      10. TAXES. Client shall pay when due all sales, use, gross receipts, excise, personal property taxes associated with the Product (excluding any personal property tax associated with Cardinal Health's equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to Cardinal Health under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of Cardinal Health.

      11. TRADEMARKS. Neither Party shall have the right to use the name of the other Party or any Affiliate of the other Party, or the other Party's or such Affiliates' trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit Cardinal Health's use of Client' names or marks in connection with the performance of the Services in a manner consistent with this Agreement. In the event Cardinal Health uses Client's trademarks or tradenames, Cardinal Health shall identify such as the property of Client. Moreover, Cardinal Health may not use any third party trademarks or tradenames with the Products without prior written approval of Client. "AFFILIATE," as used in this Agreement, means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

      12. CONFIDENTIALITY.

      12.1 Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the "REPRESENTATIVES"), including without limitation, financial information, information regarding business practices and techniques, and systems and technology information, or any information identified as confidential in writing by either Party (the "CONFIDENTIAL INFORMATION"). Client acknowledges and agrees that all information and materials related to the System shall constitute Confidential Information. For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven by written evidence: (a) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party; (b) is already legally known to the other Party or any of its Affiliates at the time of its disclosure by the disclosing Party; (c) becomes known to the other Party or any of its Affiliates from a third party without any obligation of confidentiality or limitation on use; or (d) is independently developed by the other Party or any of its Affiliates prior to the date of its disclosure. The specific material terms of this Agreement shall be deemed to be the Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party's possession because it is embraced by more general information in the receiving Party's possession or because it is embraced in general terms in publications.

      12.2 Neither Party shall, directly or indirectly, at any time: (a) disclose to any third person or entity any Confidential Information of the other Party (whether learned before or after the date of this Agreement), or (b) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (i) disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, and (ii) disclosures on a confidential basis to directors, officers, employees, and agents of that Party or its Affiliates who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party's Affiliates.

      12.3 The obligations of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) with the other Party's consent, which consent will not be unreasonably withheld, certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

      13. INDEMNIFICATION. Each Party shall indemnify and hold harmless the other Party and its parent and Affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, reasonable attorneys' fees ("LIABILITY") to a third party or property arising directly or indirectly out of any failure of that Party to perform fully all obligations and conditions to be performed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement. Client further agrees to indemnify and hold harmless Cardinal Health, its parent and Affiliates and each of their directors, officers, employees, agents and representatives from any and all Liability arising directly or indirectly out of or relating to (i) injury or death to person or property alleged to have been caused by Client's Product, (ii) any violation or infringement of any patent, trademark, tradename or other interest of any person or entity relating to Client's Product, and (iii) the manufacture, marketing, testing, shipping, sale, possession or use of Product, provided said Liability is not solely attributable to Cardinal Health's negligence or intentional misconduct.

      14. LIMITATION OF LIABILITY. NOTWITHSTANDING THE FOREGOING PROVISIONS OF
SECTION 13, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL (SPECIFICALLY EXCEPTING THOSE CONSEQUENTIAL DAMAGES ARISING FROM EACH PARTY'S OBLIGATION TO INDEMNIFY THE OTHER FOR LIABILITY ARISING OUT OF OR RELATING TO THIRD PARTY CLAIMS IN ACCORDANCE WITH SECTION 13 ABOVE), INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, IN NO EVENT SHALL CARDINAL HEALTH'S TOTAL LIABILITY UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY OF CARDINAL HEALTH'S INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER SECTION 13 OR ANY OTHER PROVISION OF THIS AGREEMENT, EXCEED THE TOTAL FEES PAID BY CLIENT TO CARDINAL HEALTH FOR THE SERVICES WHICH WERE INVOLVED IN CAUSING ANY CLAIMS, DAMAGES, LOSSES, COSTS OR EXPENSES.

      15. INSURANCE. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement.

            (a) Products and Completed Operations Liability Insurance covering the Product included in this Agreement with per-occurrence limits of not less than $5,000,000; and

            (b) All-Risk Property Insurance, including transit coverage, in an amount determined by Client in its sole discretion covering Client's property while it is at the Cardinal Health facility or in transit to or from the Cardinal Health facility. Client's all-risk property insurance shall apply to all losses and be primary (with respect both to any insurance issued to Cardinal Health and to any deductible amount or self-insured amount retained by Cardinal Health) except for losses resulting solely from the gross negligence or intentional misconduct of Cardinal Health.

In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.

Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health except for losses resulting solely from the gross negligence or intentional misconduct of Cardinal Health. Client shall not seek reimbursement for any property claim, or portion thereof, that is not fully recovered from insurance except for losses resulting solely from the gross negligence or intentional misconduct of Cardinal Health.

Cardinal Health, LLC, and its Affiliates shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the products and completed operations outlined in this Agreement. Such insurance shall be primary (with respect both to any insurance issued to Cardinal Health and to any self-insured amount retained by Cardinal Health) for the additional insureds' liability for damage arising out of those products and completed operations for which they have been added as additional insureds. Client shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Cardinal Health as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

      16. DISPUTE RESOLUTION. The Parties agree to use good faith efforts to resolve all disputes within sixty (60) days of written notice that such a dispute exists. If dispute under this Agreement cannot be resolved by the Parties within such sixty (60) day period, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within forty-five
(45) days after receipt of the materials referenced above. If the matter has not been resolved within such forty-five (45) day period, either or both Parties may pursue resolution of the matter through litigation or other process available under law or equity.

      17. MISCELLANEOUS.

      17.1 Notices. Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that Party at that address on the next morning; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Party notice of such change.

      17.2 Governing Law. This Agreement shall be construed under the laws of the State of Texas, without regard to its conflicts of laws provisions.

      17.3 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

      17.4 Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this Agreement.

      17.5 Force Majeure. If the performance of any part of this Agreement by either Party shall be prevented, restricted, interfered with or affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lockout, transportation delays, acts of God, or any other causes which are beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to the other Party shall not be subject to the provisions of this Section.

      17.6 Complete Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless provided otherwise in this Agreement.

      17.7 Assignment. Except as set forth herein, neither Party shall have the right to assign this Agreement, or any of such Party's rights or obligations under this Agreement, without the prior written consent of the other Party, provided, however, that either party may assign its rights under this Agreement to any parent, subsidiary or affiliate without obtaining such consent. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.

      17.8 Independent Contractor. The relationship of the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.

      17.9 Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party's express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

      IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

CARDINAL HEALTH PTS, LLC                    CLIENT


By /s/ Tim L. Martin                        By /s/ David Becker
   -------------------------                   -------------------------
     Tim L. Martin                          David P. Becker
     Vice President and General Manager     Chief Financial Officer
     Specialty Pharmaceutical Services      Colonial Court
     15 Ingram Boulevard, Suite 100         409 Main Street
     LaVergne, TN 37086                     Chester, NJ 07930

     Facsimile No.  (615) 793-4783          Facsimile No. (908) 879-9784

                                    EXHIBITS


                  Exhibit A        Product Listing

                  Exhibit B        Operating Guidelines

                  Exhibit C        Fee Schedule

                                                                       EXHIBIT A

                               PRODUCT DESCRIPTION

                  Mucinex
                  Mucinex D
                  Mucinex DM
                  Aquatab D
                  Aquatab DM
                  Aquatab C
                  ALLERx 10 Day Dose Pack
                  ALLERx D
                  ALLERx Suspension (liquid)
                  Aquatab DM Syrup (liquid)

All SKUs and strengths

                                                                       EXHIBIT B
                              OPERATING GUIDELINES

                                    EXHIBIT A

                  ADAMS LABORATORIES/CARDINAL HEALTH PTS, INC.

                       SPECIALTY PHARMACEUTICALS SERVICES


The Operating Guidelines shall be incorporated into the Distribution Services Agreement between Client ("Client"), and Cardinal Health PTS, Inc. ("Cardinal Health"), dated April 1, 2004 (the "Agreement"). Capitalized terms not otherwise defined in this Operating Guidelines shall have the same meaning as set forth in the Agreement.

In performing its obligations under the Agreement, Cardinal Health will follow these Operating Guidelines. The Operating Guidelines are in addition to the SOPs that have been approved by Client for use by Cardinal Health in the performance of Services.

1.0   WAREHOUSING

l.1 Cardinal Health will maintain its warehouse facility in accordance and comply with all federal, state and local laws, rules and regulations, including current Good Manufacturing Practices ("cGMP") as promulgated under the FDA.

1.2 Cardinal Health will maintain SOPs appropriate for a pharmaceutical distribution center operating environment. All SOPs will be appropriately approved and controlled under the Cardinal Health cGMP quality system.

1.3 Cardinal Health will maintain cGMP compliant documented training programs. These training programs will include training on all SOPs, the Operating Guidelines and the Quality Requirements Agreement. Client will have the authorization to audit the training records.

1.4 Cardinal Health will comply with all storage, handling and shipping conditions designated by Client for the Product.

1.5 The Product will be stored by Cardinal Health at 20 TO 25 DEGREES CELSIUS FOR MUCINEX PRODUCTS AND 15 TO 30 DEGREES CELSIUS FOR NON-MUCINEX PRODUCTS. Client shall ensure that the storage requirements are identified on the package label. Client shall ensure that the storage requirements, lot number and expiry date will be in human readable format and the Product NDC number will be in an acceptable barcode format on the unit carton. Product will be stored in areas designed to be continuously monitored and will be periodically validated for the temperature range specified for the Product. Cardinal Health will maintain daily temperature recordings. Cardinal Health will provide such records to Client upon written request.

1.6 Cardinal Health will report temperature excursions to Client promptly and in no event more than 48 hours from the point of discovery of the excursion.

1.7 Product will be stored in an area with secured access, accessible only to authorized Cardinal Health personnel.

2.0   RECEIVING

2.1 Client or Client's contract manufacturing agent will arrange transportation services to transfer the Product to Cardinal Health. Client will notify Cardinal Health of the specific delivery schedule.

2.2 Each shipping carton of Client's Product will be labeled with a barcode representing the Product's NDC number, lot number, and expiration date. This information will also be in human readable format. Each individual shipping container (unit carton) will have a barcode representing the Product's NDC number and will have the Product lot number and expiration date in human readable format.

2.3 Client's carrier will contact Cardinal Health to arrange a delivery appointment.

2.4 Client shall retain title and ownership to the Product at all times. Cardinal Health signature on the carrier's bill of lading is an acknowledgement only of Cardinal Health's receipt of Product.

2.5 Client will provide Cardinal Health with a Material Safety Data Sheet for the Product.

2.6 Client's Product will meet the following standards for carton identification, documentation, palletization, and uniformity:

      2.6.1 Client will provide the bill of lading, certificate of analysis and other documentation necessary. Cardinal Health will follow its SOP for receiving Product.

      2.6.2 Pallets will meet GMA standards for 40" x 48" x 46" dimensions with four-way entry; will be free of broken boards, treated for pests, and clean.

      2.6.3 Receipt of Product on non-standard pallets may require restacking onto conforming pallets at Client's expense.

      2.6.4 Palletized Product must be uniform and consistent with specifications set up in the Product master for the number of cartons and caches.

2.7 Cardinal Health will receive each shipment into a secure receiving area and perform all requirements as detailed in Cardinal Health's receiving SOP.

2.8 Cardinal Health will count and inspect the exterior packaging of the Product, noting any shortages, overages or damage on the carrier bill of lading. Cardinal Health will obtain the carrier's signature on the bill of lading acknowledging the condition of the Product upon receipt by Cardinal Health.

2.9 Cardinal Health will compare the Client documentation to Cardinal Health's receiving report. Discrepancies will be noted. Cardinal Health Quality Assurance will investigate and report all discrepancies to Client within 24 hours of receipt. Client and Cardinal Health will determine corrective actions, if any.

2.10 Cardinal Health will fax receiving checklist and downloaded temp tale data to Client Quality Assurance for official lot release. Product will be held in quarantine until released in writing by Client Quality Assurance.

2.11 Product in unapproved or quarantine status will be physically segregated and flagged in Cardinal Health's warehouse management system to prevent unapproved Product from entering approved picking areas of the warehouse.

2.12 Client Quality Assurance will fax written documentation to Cardinal Health to release the lot from quarantine Product status to approved Product status.

2.13 Cardinal Health will post receipts in the warehouse management system within four business hours of delivery unless count discrepancies, missing paperwork, damage investigation, and other receiving anomalies interfere with efficient receiving and documentation. Cardinal Health will report this attribute periodically according to Section 21 of the Operating Guidelines.

2.14 Cardinal Health will move Product from the receiving area to bulk storage following Cardinal Health SOPs.

3.0   INVENTORY

3.1 Inventory will be received, tracked and controlled on Cardinal Health's warehouse management system by item number, lot number, expiration date, quantity, and status. Cardinal Health's warehouse management system will meet all cGMP requirements for lot traceability and accountability, from receipt of Product at Cardinal Health to shipment of Product to Client's Customer.

3.2 Quarantined Product will be physically segregated and appropriately labeled. Quarantined Product will be released from quarantine status in Cardinal Health's warehouse management system upon written authorization by Client's Quality Assurance.

3.3 Cardinal Health will assign a unique location for the Product and lot in storage.

3.4 Cardinal will perform a daily cycle count on forward pick locations that have had activity during the given day. Cardinal Health will use its commercially reasonable efforts to maintain accurate and timely inventory records. Cardinal Health will report on cycle count accuracy periodically according to Section 21 of the Operating Guidelines.

3.5 Inventory variances will be investigated by Cardinal Health and reported promptly to Client and in no event later than 48 hours. Corrective actions will be determined jointly by Cardinal Health and Client.

3.6 Client may conduct a complete physical inventory once per calendar year, upon at least ten (10) business days advance written notice prior to the start of a physical inventory, or more frequent if inventory variances exceed the standard of 99.5% accuracy, as set forth in Section 21 of the Operating Guidelines.

3.7 Cardinal Health will notify Client of all expired or short dated Product as specified by Client to be 12 months prior to expiry date.

3.8 Cardinal Health will receive returned Product according to Cardinal Health SOP and Client's Returned Goods Policy. Client's Quality Assurance will determine appropriate disposition of the returned Product. Client's Quality Assurance must be notified prior to disposition of the Product. If the disposition is to destroy the Product, Cardinal Health will subcontract the destruction by means of landfill, if possible, or other means as specified by Client, through a third party supplier. Cardinal Health will provide Client with the Certificate of Destruction.

4.0   DISTRIBUTION

4.1 Orders approved and available for processing (pick & pack) by 2:00 p.m. Central Standard Time Monday through Thursday, and on Fridays if approved by Client, will be shipped before the close of business the same day ("Standard Hours"). Orders received and processed after 2:00 p.m. Central Standard Time will be shipped the following business day. For order received after Standard Hours, Cardinal Health will fax a notification to the Customer alerting them that the Product will ship on the following business day. If the day the Product is to be received by the Customer falls on a holiday or weekend, then the order will be shipped on the next business day which will ensure the Product will not be delivered to Customer on a holiday or weekend.

4.2 Orders placed within Standard Hours will be shipped to Customer to arrive within 3 to 5 business days.

4.3 Order arrival times to SPS must allow for an even distribution of work within normal start times of 8:00 p.m. CST>.

4.4 Orders that have Drop Ship requirements within Standard Hours will be shipped via standard overnight delivery service and Customer will be charged a $35 shipping fee along with a $50 handling fee.

4.5 Orders placed outside Standard Hours and in which the Customer has requested delivery for the next day will be defined as emergency orders and will be shipped via priority overnight delivery. Customer will be charged a $35 shipping fee along with a $50 handling fee. Emergency Drop Ship orders will incur only one set of shipping and handling fees.

4.6 Orders placed during Standard Hours in which the Customer requests priority service (upgrade of shipping service) will be accommodated and Client will cover the cost of the increased freight charge. This will be accommodated on an exception basis only and not implemented as standard ongoing service for a particular Customer. An upgrade to priority services will not be considered an emergency order.

4.7   Client will be responsible for monitoring customer ordering practices.

4.8 Recognizing that order volume may fluctuate from time to time, Cardinal Health will staff to meet the greater of 125% of the rolling average number of Client orders processed over the previous two (2) calendar months or the Forecast as defined in the Exclusive Distribution Agreement. Cardinal Health will use commercially reasonable efforts to meet the shipping schedule outlined herein when order or unit volume exceeds 125% of the rolling average number of orders or units; provided, however, that Cardinal Health cannot guarantee daily on-time shipping standards will be achieved during such increased activity periods.

4.9 Cardinal Health will measure the timeliness of shipments and will report this attribute periodically according to Section 21 of the Operating Guidelines.

4.10 Cardinal Health personnel will be available for emergency Product shipments, via phone request, 24 hours per day, 365 days per year. For shipments called in after the carrier's cutoff time (approximately 8:00 p.m. for overnight airfreight), Cardinal Health will ship the Product the following day.

4.11 Cardinal Health's inventory system will comply with First to-Expire, First-Out (FEFO) inventory allocation. Any exceptions from FEFO must be approved by Client in writing prior to shipment.

4.12 For the period beginning on the effective date of the Agreement through September 30, 2004, Client anticipates that certain Client customers will require Mucinex products be shipped in cases containing "inner packs". Client plans to differentiate the Mucinex product that contains such inner packs by populating the item field with the NDC number. Cardinal agrees to use commercially reasonable efforts to ship inner packs to those Client customers designated by Client. From and after October 1, 2004, all cartons should contain inner packs.

4.13 Cardinal Health will perform quality verification on all Client shipments by an individual other than the employee who picked the order. Cardinal Health will use commercially reasonable efforts to pick, check and ship accurately all Customer orders. Cardinal Health will measure picking and shipping accuracy and will report this attribute periodically according to
      Section 21 of the Operating Guidelines.

4.14 Cardinal Health and Client will mutually determine and agree in writing on the packaging requirements for shipping the Product. Cardinal Health's Quality Assurance will assist Client and Cardinal Health will issue appropriate guidelines and cGMP training to the distribution department to assure compliance with Client's specifications. These specific Client specifications will be controlled in the Cardinal Health cGMP quality system.

4.15 Cardinal Health will provide shipment confirmation information to Client through Cardinal Health's information System on the same business day on which the shipment occurs.

4.16 Cardinal Health will manage shipping supplies - including vendor selection, ordering, inventory record keeping, and storage. Cardinal Health will invoice Client for all shipping materials; corrugated cartons, insulated coolers (if specified), address labels, inner packing; as may be required by Client's packing specifications.

6.0   TRANSPORTATION

6.1 Cardinal Health and Client will mutually agree upon a common carrier(s) based on shipment size, destination, freight rates, availability of standard and special services, reliability of delivery, and claim history among other requirements.

6.2 Cardinal Health shall provide, if Client agrees, carriers under contract with Cardinal for discounted rates.

6.3 Shipping charges, including all special charges for insurance, proof of delivery, hazardous materials, service upgrades, and so forth, will be billed directly to Cardinal Health's account with the carrier and passed through to Client and will include a handling fee.

6.4   Freight terms will be F.O.B. origin.

6.5 Cardinal Health, at the request of the Client, will provide proof of delivery for specific Customer shipments. Fees charged by carriers for proofs of delivery, if any, will be passed directly to Client.

7.0   CUSTOMER SERVICE

7.1 Cardinal Health will provide a dedicated inbound phone line (or lines) for Client's Customers to phone in purchase orders, for inquiries, and for general information.

7.2 Cardinal Health will staff the inbound phone line from 7:00 a.m. - 6:00 p.m. Central Standard Time, Monday through Friday, except for the following holidays: Christmas Day, New Year's

      Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving.

7.3 Cardinal Health will be responsible for training Cardinal Health's customer service representative(s) and backup representative(s). Client will provide company and Product specific information for training of the customer service representatives assigned to Client.

7.4 Cardinal Health will be responsible for initial set up and on-going maintenance of Customer master files. The initial Customer master file will be approved and signed by Client. Client may add Customers by completing the Customer profile form and forwarding to Cardinal Health for system entry.

7.5   Cardinal Health will accept Customer orders by electronic data interchange
      (EDI), mail or fax, Cardinal Health will maintain records of all Customer orders. All Customer orders must be in writing or by EDI. Cardinal Health will not accept telephone orders without a mail or fax confirmation.

7.6 Cardinal Health will use commercially reasonable efforts to answer inbound phone calls within the first thirty (30) seconds, and will report this attribute periodically according to Section 21 of the Operating Guidelines.

7.7 As a backup to the customer service representatives, a voice mail system will be maintained to collect messages from Customers.

7.8 Cardinal Health's customer service representatives will re-route, via warm transfer, all misdirected calls to the appropriate vendors designated by Client. In the event that a call cannot be re-routed to a particular vendor (e.g., due to a system outage), the customer service representative should warm transfer the call to the Client's operator at (800) 974-3477.

8.0   ORDER ENTRY

8.1 Client's minimum order quantity will be 1 case and any additional quantities can only be ordered in multiples of cases.

8.2 Client will instruct its Customers to place orders based on the contract between Client and Customer.

8.3   Cardinal Health will follow the Client's Customer price list.

8.4 Client will determine when Customers shall pay for premium freight, special handling, and emergency order processing.

8.5 Client reserves the right to limit quantities, to hold or to refuse orders. These decisions will be executed by Cardinal Health. It is the responsibility of the Client to monitor Customer ordering practices. Cardinal Health will train customer service reps that Client discourages distributors from routinely ordering more frequently than weekly.

8.6 Cardinal Health will use commercially reasonable efforts to enter orders accurately. Cardinal Health measures the accuracy of orders entered and will report this attribute periodically according to Section 21 of the Operating Guidelines.

9.0   CUSTOMER CREDIT

9.1 Client will establish credit limits for each Customer or groups of Customers.

9.2 Cardinal Health's System will monitor orders and outstanding accounts receivable against the Customer's credit limit and hold orders where credit limits are exceeded.

9.3 Client may elect to place a Customer's account on credit hold so that all orders are reviewed prior to shipment.

9.4 Client will review and approve all Customer orders held for credit limits prior to shipment.

10.0  PRICING AND TERMS

10.1 Client will publish terms and conditions of sale to wholesalers and warehouse chains. Standard terms are 2% -30 days, net 31 days. Contracted Customers may have non-standard terms.

10.2 Client will publish list prices for wholesalers and warehouse chains, which are subject to change from time to time at the sole discretion of Client.

10.3 Client will determine contract prices on a contract-by-contract basis. Client will notify Cardinal Health of such price changes with 24 hour notice for update of the Cardinal Health system files. Client will develop and forward Customer notifications to Cardinal Health and Cardinal Health will provide printing and mailing services on behalf of Client.

10.4 Cardinal Health will perform system maintenance of pricing and terms. Client will provide to Cardinal Health in writing any changes to prices or terms. Cardinal Health will be responsible for updating the Cardinal Health system within 24 hours of receipt of such notice or as Client may otherwise instruct.

10.5 Cardinal Health employees are bound by the confidentiality provisions of the Agreement between Cardinal Health and Client and, as such, shall not disclose Client sales data or pricing information outside the specific Cardinal Health employees who have a need to know of this information in the course of performing their routine job responsibilities.

10.6 Cardinal Health will provide the necessary reports within stipulated time frames to ensure Client can comply with the reporting requirements of Medicaid (OBRA), Veterans HealthCare Act, PHS Covered Entities, and state rebate programs. Client will define reporting requirements against which Cardinal Health will produce the required reports.

11.0  INVOICING

11.1 Cardinal Health will use commercially reasonable efforts to mail invoices the morning following shipment of Product, or transmit by electronic data interchange (EDI), where installed, the same day of shipment of Product, to Customer's billing address.

11.2 For any order shipped after the close of business, the invoice will be prepared and mailed the following business day.

11.3 Cardinal Health will make commercially reasonable effort to process invoices as timely and accurately as possible. Cardinal Health measures invoice accuracy and processing timeliness and will report this attribute periodically according to the conditions set forth in Section 21 of the Operating Guidelines.

12.0  CHARGEBACKS

12.1 Client may enter into prime vendor arrangements for select contract or government mandated pricing arrangements.

12.2 Cardinal Health, on behalf of Client, will process chargebacks daily with reconciliation of chargeback discrepancies within 5 working days. Cardinal Health's chargeback SOPs will define the parameters available to Cardinal Health to resolve discrepancies between Client's contract terms and conditions and the chargeback submitted by the wholesaler.

12.3 All chargebacks will be processed according to the chargeback policy for Client.

12.4 All validated chargeback submissions will be settled via credit invoice. Client will not make advance payments or authorize advance deductions of chargebacks.

12.5 Prime vendors will be instructed to report all returns from Client's contract Customers as a reverse chargeback.

12.6 Cardinal Health will make commercially reasonable effort to process chargebacks as timely and accurately as possible.

13.0  ACCOUNTS RECEIVABLE

13.1 Client will open and maintain a bank lockbox. The bank will receive Customer remittances invoice information on behalf of Client. Customers may remit payment via EFT.

13.2 Client's bank will forward information about lockbox deposits along with the Customer's remittance information to Cardinal Health.

13.3 Cardinal Health will reconcile and apply the cash receipt to the outstanding account receivable within 24 hours of receipt from the bank.

13.4 Cardinal Health will disallow discounts for payments received beyond the payment terms, as indicated by the receipt date. Cardinal Health will handle the amount of the discount as a balance due on the Accounts Receivable account.

13.5  Cardinal Health's standard for past due payment collection activity:

      13.5.1 Contact Customer 20 days (regardless of terms) from invoice date, to ensure that Customer has received invoice and invoice is setup for on time payment. If Customer has not received invoice, Cardinal Health will re-send the invoice within 24 hours.

      13.5.2 Initiate collection call when invoice becomes 8 days past due.

      13.5.3 Initiate second collection call at 16 days past due.

      13.5.4 Initiate third collection call at 30 days past due. If customer does not take payment action after this third call, Client will instruct Cardinal Health to either (i) write off the balance in question (ii) forward the account to an outside agency, as designated by Client, for collection, or (iii) carry the balance forward for later disposition.

13.6 Cardinal Health will maintain notes related to collection activities in an Accounts Receivable system file that will be accessible to Client's authorized personnel.

13.7 Cardinal Health will use commercially reasonable efforts effort to process accounts receivable as timely and accurately as possible. Cardinal Health will measure accounts receivable and collections activity and report these attributes periodically according to Section 21 of the Operating Guidelines.

14.0  GOVERNMENT REPORTING

14.1 Cardinal Health personnel will provide the following Government reports to Client within 5-8 business days following the close of a business quarter. Cardinal Health will measure and report this attribute periodically according to Section 21 to the Operating Guidelines.

14.1.1 IFF Direct Sales Report

14.1.2 IFF Indirect Sales Report

14.1.3 AMP Report

14.1.4 Non FAMP Report

14.1.5 Best Price Report

14.1.6 Most Favored Price Report

14.2 Cardinal Health will also provide supporting schedules and source documents to be used by Client to perform verification of the Government reports.

15.0  MONTH-END CLOSE

15.1 Client will complete its close by the first working day after the last day of the month being closed. Cardinal Health will make every effort to record all transactions for the month being closed by the close of business on the first working day (day 1) of the following month (i.e. March activity is posted by the end of the first working day in April.). Cardinal Health will measure and report this attribute periodically according to Section 21 of the Operating Guidelines.

15.2 Cash received by the bank on the final day of the month, and reported to Cardinal in the A.M. transactions of the first working day of the month will be applied by the end of business on day 1 to the open receivables for the prior month.

15.3 Open items that cannot be resolved by the close of business on day 1 will be communicated to the Client and will be carried over into the following month.

16.0  RETURNED GOODS

16.1  Returns will be processed in accordance with Client's Returned Goods
      Policy.

16.2 Cardinal Health will complete the processing of all returns and issue credits (if applicable) within five (5) business days of receipt of the return.

16.3 Cardinal Health will use commercially reasonable efforts to process returned goods as timely and accurately as possible. Cardinal Health will measure the timeliness of returned goods processing and will report this attribute periodically according to Section 21 of the Operating Guidelines.

17.0  PRODUCT COMPLAINT RETURNS

17.1 If the Product is being returned due to a Product complaint, Cardinal Health will obtain the following information from the end customer returning the Product;

      a)    # of vials/bottles/packages to be returned

      b)    physician name

      c)    fax number

      d) identify source of product (i.e. Name of Wholesaler or whether it's a PAP Product)

      e)    name, address and telephone number of caller


17.2 Cardinal Health will fax instructions for returning the Product to the end customer, which will include, at a minimum, instructions to return the Product a) in a biohazard bag; b) to Client's Quality Assurance Department; and c) to include the Return Authorization Number provided by Cardinal Health on the outside of the package.

17.3 Client will notify Cardinal Health upon receipt of the Product. Upon notification, Cardinal Health will issue a credit to the wholesaler on the end customer's behalf. The credit will identify the Return Authorization Number and the end customer name. The end customer will be responsible for following-up directly with the wholesaler to ensure appropriate credit/replacement has been issued.

18.0  RECALL ASSISTANCE

18.1  Client is responsible for management of a recall event.

18.2 If there is a recall or withdrawal of Product, then Cardinal Health agrees to stop shipping recalled lots promptly, and in no event later than twenty-four (24) hours after Cardinal Health receives written notification of such recall.

18.3 If mutually agreed upon, Cardinal Health shall provide assistance to Client and cooperate fully in any such recall. Client shall pay to Cardinal Health an amount equal to Cardinal Health's actual costs incurred with any such recall services. Such cost shall be in addition to the fees described in Exhibit C to the Agreement. Such assistance shall include but not be limited to:

      18.3.1 Working with Client to assist in the development of a recall strategy

      183.2 Contacting consignees (wholesaler, customers) who may have received affected Product and requesting prompt quarantine of all affected lots pending further disposition instructions from Cardinal Health or Client.

      18.3.3 Storage and control of on-hand inventory of recalled Product.

      18.3.4 Receipt, storage and control of returned recalled Product.

      18.3.5 Documentation of recalled Product used, destroyed or returned to the distributor through established document systems at Cardinal Health.

      18.3.6 Preparing final Recall Report including a copy of all communications, if any, with FDA concerning the recall.

      18.3.7 Shipment of samples of recalled Product to Client or a designated testing site for analysis, if applicable.

      18.3.8 Cardinal Health shall maintain appropriate cGMP SOPs, and to the extent that they are not in conflict with the Operating Guidelines, Cardinal Health will follow its SOPs with regard to executing these requirements.

      18.3.9 Cardinal Health will be responsible for executing, or otherwise overseeing, the disposition of recalled Product in accordance with the decision set forth by Client's Recall Committee.

18.4 Cardinal Health will provide the necessary recall reports within two hours of notification by Client. Reports will contain, but not be limited to, the following information for each recalled Product and lot member: all Customer shipments by date, item number, quantity, lot number, and ship to address.

18.5 Cardinal Health shall provide Client Quality Assurance with signed and dated records documenting final disposition of the Product(s). In addition, Cardinal Health will assist with the following information:

      18.5.1 Name and location of distributors involved in the execution of the final disposition of the recalled Product

      18.5.2 Name and location of drug destruction sites (if applicable)

      18.5.3 List of applicable State or Federal licenses currently required and held for drug transport and/or disposal for all drug destruction sites (if applicable).

      18.5.4 Product disposition method

      18.5.5 Amount of product dispositioned.

      18.5.6 Date of Product disposition

      18.5.7 Documentation from each affected Distributor(s) head of Quality Assurance or designee attesting to the completion of the Product disposition functions and requirements set forth by Client's Recall Committee.

19.0  SYSTEMS

19.1 Client retains ownership to all Client Data in the Cardinal Health System but grants Cardinal Health a limited right to use such Client Data in the performance of its services.

19.2 Cardinal Health will use commercially reasonable efforts to maintain security of the Client Data in files, to segregate them and render them inaccessible to all third parties except those providing services or systems support hereunder.

19.3 Cardinal Health will provide Client with on-line access to sales information, inventory records, lot tracking, Customer profiles, item maintenance, pricing and terms, and other business critical data as defined in Cardinal Health's standard reports output.

19.4 Additional reporting and interfaces may be jointly defined by Client and Cardinal Health.

19.5 Cardinal Health will use commercially reasonable efforts to maintain all Systems within the change control SOPs.

19.6 Cardinal Health will use commercially reasonable efforts to make Cardinal Health's System accessible to the Client 24 hours per day 7 days per week and guaranteed between the hours of 6:00 a.m. - 7:00 p.m. Central Standard Time, Monday through Friday ("Accessible Hours"), except for routine, scheduled or emergency maintenance. Cardinal Health will provide 48 hours advance notification to Client of a scheduled maintenance which would affect Client's ability to access the System

19.7 Cardinal Health will use commercially reasonable efforts to ensure that unscheduled System downtime per calendar quarter shall not exceed 2% of the Accessible Hours. Cardinal Health will promptly notify Client of any System problem that might affect services and an estimated time for restoration of System access. Cardinal Health will measure system availability and report on this attribute according to Section 21 of the Operating Guidelines.

19.8 Full System backups will be generated on a nightly basis in conjunction with SOP IS-005 `Backup and Recovery'. These backup tapes will be stored either off-site or in a fireproof cabinet as indicated by the SOP.

20.0  AUDITS

20.1 Cardinal Health will assist Client with inspections/audits ordered by the FDA or other governmental or official agencies.

20.2 Client will have the right to conduct audits in accordance with the terms of the Agreement. Cardinal Health will assist Client with such audits.

20.3 Cardinal Health will notify Client promptly of any inspection activity by FDA, DEA or other government agency, as applicable to the Client or Client's Product.

21.0  QUALITY COUNCIL REPORT

21.1 Cardinal Health will provide Client with reports on measurable attributes including but not limited to those identified below. Such reports shall be used to track and benchmark performance.

21.2 Client and Cardinal Health will agree to meet periodically to review performance and to develop methods, policies, practices, and procedures that may improve the quality and efficiency of the Cardinal Health-Client relationship.

21.3 Cardinal Health will use its commercially reasonable efforts to meet or exceed the Client's expectation for performance based on the measured attributes.

21.4  Measured attributes and standards:


                                                                                               REPORTING
  SECTION        PERFORMANCE ATTRIBUTE                  PERFORMANCE STANDARD                   FREQUENCY
    1.0      Temperature excursions         *% excursion  - free                            Upon occurrence
    2.0      On-time receipts and data      *% within four (4) business hours for all           Monthly
             entry                          conforming receipts
    3.0      Cycle count accuracy           *%                                                  Monthly
    4.0      On-time shipping               *% same day for orders received by the              Monthly
                                            standard cut-off time
    5.0      Picking/shipping accuracy      *% for all orders processed with carton             Monthly
                                            markings meeting NWDA bar code standards
    6.0      Answer inbound phone calls     *% answered within thirty (30) seconds              Monthly
             within thirty (30) seconds
    7.0      Order entry accuracy           *%                                                  Monthly
    8.0      Invoicing accuracy and         *%                                                  Monthly
             timeliness
    9.0      Accounts receivable            *% A/R collected on or before the                   Monthly
                                            38th day
   10.0      Chargeback processing Time     *% processed in 2 days or less from                 Monthly
                                            receipt of chargeback from wholesaler
   11.0      Government Reporting           *% completed by the close of business on            Monthly
                                            the first work day of the following month
   12.0      Month-End Close                *% completed by the close of business on            Monthly
                                            the first work day of the following month
   13.0      Return goods processing        *% processed in five (5) business days or           Monthly
             cycle time                     less
   14.0      System availability            *% of normal accessible hours                    Upon occurrence

---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

                                                                       EXHIBIT C

                            ADAMS LABORATORIES, INC.
                             ESTIMATED FEE SCHEDULE

PROGRAM IMPLEMENTATION
     One Time Start-Up Fee (3)                   $*
DISTRIBUTION SERVICES
Storage Fee
     Ambient storage fee - Dallas (5)            $*                        Per pallet per month
Pick, pack and ship fee (1)
     Monthly distribution account                $*                        Per month
         management fee (7)
     Ambient product pick/pack/stage             $*                        Per line, per first case
     Ambient product pick/pack/stage             $*                        Per each additional case
     Return goods processing                     $*                        Per first unit, per order
     Return goods processing                     $*                        Per each additional unit, per order
     Freight Charges (6)                    Cost plus *% handling fee
     Packing/Shipping materials (4)         Cost plus *% handling fee
     Destruction Charges                    Cost plus *% handling fee
     Emergency/International Orders              $*                        Per order
INFORMATION SYSTEM
     System access and support fee (2)           $*                        Per month
     Special reports, connectivity or            $*                        Per hour
         other IT requests (per hour
         charge)
CUSTOMER SERVICE
     Customer Service Management fee             $*                        Per month
     Per order processing fee                    $*                        Per order
     Per credit memo                             $*                        Per credit memo
FINANCIAL SERVICES
     Accounts Receivable Management Fee          $*                        Per month
     AR per order processing fee                 $*                        Per order
     Chargeback Management Fee                   $*                        Per month
     Chargeback per line fee                     $*                        Per line
SAMPLE DISTRIBUTION MANAGEMENT
     Sample Distribution Management Fee          $*                        Per month
     Sample product pick/pack/stage              $*                        Per line, per first case
     Sample product pick/pack/stage              $*                        Per each additional case
     Sample order processing fee                 $*                        Per order

NOTE (1): This proposal is based on distribution services for Adams Laboratories, Inc. of approximately 16 SKUs as outlined below:

This project is expected to launch in March 2004. In Year One, an estimated 5,406 orders containing a total of 229,682 cases will be shipped. Each order will consist of an estimated 3 SKUs and 42 cases of product. An average of 451 orders will be placed each month. The minimum unit (for ordering/billing purposes) is one case. Each case contains either 12 or 24 units (depending upon the SKU).

Each return is estimated to contain 12 units representing 2 SKUs of product. Approximately 600 units are estimated to be returned each month. Approximately 220 lines of chargebacks (over 3 products) are estimated each month.



                                      - 1 -


---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

                                                                       EXHIBIT C

In addition, 55 orders per month will be sent to sales representatives. Each order will consist of approximately 4 SKUs and 20 cases of product. In total, 660 orders per year containing 13,200 cases of sample product will be shipped. The minimum unit (for ordering/billing) purposes is one case.

The orders will be shipped through the wholesale, distribution, and physician office channels. Orders will be received via phone, fax, and other available channels.

Other products/promotional materials requiring other types of services, or modified distribution channels will be quoted separately. If the assumptions change from those presented in the RFI, either party will have the right to renegotiate the fees and basis used for quoting these services.

The pricing above has been developed based on the assumptions provided by Adams Laboratories. This pricing serves as an outline of associated costs and will be changed if the account characteristics change. Ninety days after implementation SPS and Adams Laboratories will conduct an account review to assess any changes to the previously shared account characteristics. At that time, any necessary change to the pricing structure will be made and incorporated into the agreement.

NOTE (2): System access fee includes licenses for two concurrent users. Additional licenses will increase the monthly fee by $* per concurrent user.

NOTE (3): The implementation fee is to be paid in two equal installments. The first payment is due after the first implementation meeting, and the second following the launch. Non-standard procedures required for connectivity will be charged at $* per hour. Additionally, the migration of previous history from another provider to Cardinal Health - Specialty Pharmaceutical Services will be assessed a rate of $* per hour until the entire process is complete and the data has been validated by both parties.

NOTE (4): Supplies include tape, labels, bubble pack, etc. (approximately $40/shipment), pallets ($6.60/pallet), boxes, and any other Adams Laboratories requirements.

NOTE (5): Pallet storage fee is based on a daily average of pallets on hand. Pallet storage greater than two months inventory on hand will be assessed an additional charge of * times the standard fee. Storage is for Cardinal Health - SPS Dallas location.

NOTE (6): Freight and supply costs are at discounted rates negotiated by Cardinal Health plus appropriate mark-up. Acknowledgment of delivery costs are estimated at $* per shipment, if requested.

NOTE (7): The account management fee covers the following services: logistics management, inventory management, regulatory assurance, receiving discrepancy resolution, standard operating procedures, validation management, supply control, process set-ups, and process scheduling.

NOTE (8): The term of agreement will be for three years with payment terms of Net 20.



                                     - 2 -


---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.